Exhibit 10.8

Transitional Employment Arrangement

          The Company entered into a transitional employment arrangement with Mark D. Herbst on October 14, 2002 following his resignation as the Company’s Chief Operating Officer. In return for transitional services with regard to his duties as COO, the Company agreed to pay Mr. Herbst for the remainder of 2002 a bi-weekly salary of $8,077 and the same continuing benefits as he had during his position as COO. This arrangement terminated on December 31, 2002.